Registration No. 33-66938
                                                                Rule 424(b)(3)

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 14, 1994


              Merrill Lynch Home Equity Acceptance, Inc., Seller
                   Subordinate Mortgage Backed Certificates,
                        Series 1994A, Class A-1 and A-2

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer
       -----------------------------------------------------------------

     On January 18, 1994, Subordinate Mortgage Backed Certificates, Series 1994A, Class A-1 and A-2 (the "Class A Certificates") were issued in an approximate original aggregate principal amount of $103,636,222. The Class A Certificates represented beneficial interests of approximately 77.7% in the Trust Fund comprised of certain subordinate mortgage pass-through certificates issued pursuant to separate pooling and servicing agreements each by and among Merrill Lynch Home Equity Acceptance, Inc., as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Prospectus Supplement to the above-referenced Prospectus (the "Prospectus") supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs--Prime First and Fixed Rate Mortgage Loans--Delinquency and Loan Loss Experience" on page 66 of the Prospectus are hereby updated, in their entirety, as follows:

                   PRIMEFIRST(R)LOAN DELINQUENCY EXPERIENCE
                            (Dollars in Thousands)

                                        December 31, 2000          December 31, 1999            December 31, 1998
                                    -------------------------    ----------------------      -------------------------
                                     Number of                   Number of                    Number of
                                     PrimeFirst     Principal    PrimeFirst    Principal     PrimeFirst      Principal
                                       Loans         Amount        Loans         Amount         Loans         Amount
                                     ----------     --------     ----------    ---------     -----------     ---------
PrimeFirst Loans
  Outstanding...................         17,917   $6,750,058        11,223    $4,526,896         11,263     $4,408,862
Delinquency Period
  30-59 Days....................            486    $ 197,046           199      $ 76,666            184       $ 77,751
  60-89 Days....................             55       28,746            38        15,834             26          9,815
  90 Days or More*..............             20       13,294            15         8,300             34         23,664
                                     ----------     --------     ----------    ---------     -----------     ---------
     Total Delinquency..........            561     $239,086           252      $100,800            244       $111,230
                                     ==========     ========     ==========    =========     ===========     =========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          3.13%        3.54%          2.25%         2.23%          2.17%          2.52%

Loans in Foreclosure............             36     $ 24,910            36      $ 33,135             47       $ 43,681

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          0.20%        0.37%         0.32%         0.73%          0.42%          0.99%
_____________
*   Does not include loans subject to bankruptcy proceedings.



                                         PRIMEFIRST(R)LOAN LOSS EXPERIENCE
                                              (Dollars in Thousands)

                                                               Year Ended            Year Ended           Year Ended
                                                           December 31, 2000     December 31, 1999     December 31, 1998
                                                           -----------------     -----------------     -----------------
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................              $5,638,477            $4,467,879           $4,855,906
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................                  14,570                11,243               12,711

Gross Charge-offs.................................              $      885            $    5,578            $   4,030
Recoveries........................................                       0                    16                    2
                                                                ----------            ----------            ---------
Net Charge-offs...................................              $      885            $    5,562            $   4,028
                                                                ==========            ==========            =========
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................                   0.02%                  0.12%                0.08%


     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs--Delinquency and Loan Loss Experience" on page 69 and 70 of the Prospectus are hereby updated, in their entirety, as follows:


                                                         Revolving Credit Line Loan Delinquency Experience
                                                                     (Dollars in Thousands)

                                    Year ended      Year ended       Year ended       Year ended       Year ended
                                   December 31,    December 31,     December 31,     December 31,     December 31,
                                       1996            1997             1998             1999             2000
                                   ------------    ------------     -----------      ------------     -------------
Number of Revolving Credit
  Line (RCL) Loans Serviced.....          28,368          31,395            30,571       31,517           33,863
Aggregate Loan Balance of
  RCL Loans Serviced............   $   1,353,800      $1,387,217        $1,191,938   $1,202,594       $1,313,527
Loan Balance of RCL Loans
  2 months Delinquent...........   $       8,292          $5,450            $6,634       $6,427           $8,137
Loan Balance of RCL Loans
  3 months or more Delinquent(1)    $     39,508         $44,104           $31,348      $22,863          $18,782
Total of 2 months or more
  Delinquent as a % of Loan
  Balance of RCL Loans..........           3.53%           3.57%             3.19%         2.44%           2.05%



                                                       Revolving Credit Line Loan Loss Experience
                                                                 (Dollars in Thousands)

                                    Year ended      Year ended       Year ended        Year ended       Year ended
                                   December 31,    December 31,     December 31,      December 31,     December 31,
                                       1996            1997             1998              1999             2000
                                   ------------    ------------     -----------      ------------     -------------
Number of Revolving Credit
  Line Loans Serviced............        28,368         31,395           30,571           31,517            33,863
Aggregate Loan Balance of
  RCL Loans Serviced.............   $ 1,353,800    $ 1,387,217      $ 1,191,938      $ 1,202,594       $ 1,313,527
For the Period:
  Gross Charge-offs Dollars......   $     1,860    $     4,269      $     2,756      $     4,445       $     3,884
  Percentage(2)..................          0.14%          0.31%            0.23%            0.37%             0.30%

______________
(1)      Includes Bankruptcy and Foreclosure.
(2)      As a percentage of aggregate balance of revolving credit line loans serviced.


     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs-Dime Revolving Credit
Loans-Delinquency and Loan Loss Experience" on pages 75 and 76 of the Prospectus are hereby updated, in their entirety, as follows:


                                                          Dime Portfolio Delinquency Experience
                                                                  (Dollars in Thousands)

                                                                    As of December 31,
                                                ------------------------------------------------------------
                                                   1997            1998          1999             2000
                                                -----------     -----------  --------------  ---------------
Number of revolving credit line loans
    serviced.................................        2,758           2,043           1,318              952
Aggregate loan balance of revolving credit
  line loans serviced........................    $ 128,391         $86,179         $58,306          $43,841
Loan balance of revolving credit line loans
  2 months delinquent........................         $809         $ 2,307         $ 1,855             $882
Loan balance of revolving credit line loans
  3 months or more delinquent................      $ 3,589         $ 2,918         $ 2,834           $1,459
Total of 2 months or more delinquent as a
  percentage of aggregate loan balance of
  revolving credit line loans................        3.42%           6.06%           8.04%            5.34%


                                                              Dime Portfolio Loss Experience
                                                                   (Dollars in Thousands)

                                                                    As of December 31,
                                                ------------------------------------------------------------
                                                   1997            1998          1999             2000
                                                -----------     -----------  --------------  ---------------
As of end of Period:
    Number of revolving credit line loans
     serviced................................        2,758           2,043           1,318              952
    Aggregate loan balance of revolving
    credit line loans serviced...............     $128,391         $86,179         $58,306          $43,841
For the Period:
    Gross charge-offs dollars................        $ 130          $  174          $  324   $          168
    Percentage(1)............................        0.10%           0.20%           0.56%            0.38%
______________
(1)  As a percentage of aggregate balance of Mortgage Loans serviced


     The information contained in the tables entitled "Statistics Data Adjustable Group 1 Loan Principal Balances", "Range of Adjustable Group 1 Margins" and "Statistics Data Fixed Group 1 Loan Principal Balances" under the heading "The Mortgage Pools" on pages 45, 48 and 50, respectively, of the Prospectus are hereby updated to indicate, as of December 31, 2000, the Mortgage Loan Balances and margins of the Mortgage Loans:


                                        Adjustable Group 1 Loan Principal Balances as of December 31, 2000

                                                                                             % of Adjustable Group
                                                                                             1 Loans by Principal
Range of Principal Balances              Number of Loans           Principal Balance                Balance
---------------------------------        ---------------        --------------------         ---------------------
$0-49,999.99                                    13              $       408,984.62                    0.35%
$50,000-54,999.99                                3                      156,402.05                    0.13%
$55,000-59,999.99                                1                       57,999.99                    0.05%
$75,000-99,999.99                               14                    1,301,207.24                    1.10%
$100,000-149,999.99                             39                    4,984,561.21                    4.20%
$150,000-199,999.99                             34                    6,117,307.60                    5.15%
$200,000-249,999.99                             48                   10,422,204.01                    8.78%
$250,000-299,999.99                             29                    8,079,741.11                    6.81%
$300,000-349,999.99                             28                    8,956,143.73                    7.55%
$350,000-399,999.99                             13                    4,855,108.25                    4.10%
$400,000-449,999.99                             15                    6,350,126.51                    5.36%
$450,000-499,999.99                             10                    4,766,394.40                    4.02%
$500,000-549,999.99                             10                    5,129,758.33                    4.33%
$550,000-599,999.99                              6                    3,490,398.78                    2.94%
$600,000-649,999.99                             10                    6,205,350.96                    5.23%
$650,000-699,999.99                              6                    4,039,397.17                    3.41%
$700,000-749,999.99                              3                    2,192,851.56                    1.85%
$750,000-799,999.99                              4                    3,139,993.22                    2.65%
$800,000-849,999.99                              3                    2,475,641.57                    2.09%
$850,000-899,999.99                              2                    1,727,540.56                    1.46%
$900,000-949,999.99                              2                    1,845,704.12                    1.56%
$950,000-999,999.99                              6                    5,896,351.42                    4.97%
$1,000,000-1,099,999.99                          3                    3,017,000.00                    2.55%
$1,100,000-1,199,999.99                          1                    1,122,581.95                    0.95%
1,200,000-1,299,999.99                           2                    2,542,843.98                    2.15%
1,300,000-1,399,999.99                           1                    1,399,416.67                    1.18%
1,400,000-1,499,999.99                           2                    2,981,037.82                    2.51%
1,500,000-1,599,999.99                           3                    4,513,201.57                    3.81%
1,600,000-1,699,999.99                           1                    1,620,000.00                    1.37%
1,900,000-1,999,999.99                           1                    1,999,199.96                    1.69%
2,000,000-2,099,999.99                           1                    2,000,000.00                    1.69%
3,000,000 or Higher                              1                    4,749,999.98                    4.01%
                                      ---------------------- ---------------------------    --------------------
TOTALS                                         315               $  118,544,450.34                  100.00%
                                      =====================  ===========================    ====================


                                          Adjustable Group 1 Margins as of December 31, 2000

                                                                                             % of Adjustable Group
                                       Number of Adjustable                                  1 Loans by Principal
               Margin                     Group 1 Loans            Principal Balance                Balance
------------------------------         --------------------     --------------------         ---------------------
                       -0.25                    23              $    26,555,191.68                   22.40%
                      -0.125                    39                   25,126,505.75                   21.20%
                        0.00                   113                   36,392,334.93                   30.71%
                        0.25                    87                   17,747,925.20                   14.97%
                        0.50                    49                    6,122,632.18                    5.16%
                        0.75                     1                      237,291.29                    0.20%
                        1.00                     1                      112,573.45                    0.09%
                        1.50                     2                    6,249,995.86                    5.27%
------------------------------         --------------------     --------------------         ---------------------
                      TOTALS                   315               $  118,544,450.34                  100.00%
                                       ====================     ====================         =====================

______________
(1)      The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate, except when the Margin is equal to or greater than 1.50%, in which case it is added to the applicable Six-Month LIBOR Index; provided that the Underlying Mortgage Rate will not exceed 12.00%, 15.00% or 18.00% per annum, as applicable. See "Summary of the Terms of the
         Class A Certificates--Group 1 Loans" and "MLCC and its Mortgage Programs--PrimeFirst and Fixed
         Rate Mortgage Loans" herein.



                          Fixed Group 1 Loan Principal Balances as of December 31, 2000

                                                                                              % of Fixed Group 1
                                       Number of Fixed Group                                   Loans by Principal
  Range of Principal Balances                1 Loans               Principal Balance                Balance
------------------------------         --------------------     --------------------         ---------------------
$0-49,999.99                                     4            $         132,765.14                    2.87%
$75,000-99,999.99                                1                       85,125.62                    1.84%
$100,000-149,999.99                              3                      413,182.85                    8.93%
$150,000-199,999.99                              6                    1,072,205.98                   23.17%
$200,000-249,999.99                              4                      866,222.52                   18.72%
$250,000-299,999.99                              1                      274,265.51                    5.93%
$300,000-349,999.99                              2                      616,910.11                   13.33%
$500,000-549,999.99                              1                      537,234.86                   11.61%
$650,000-649,999.99                              1                      629,168.30                   13.60%
                                       --------------------     --------------------         ---------------------
               TOTALS                           23             $      4,627,080.89                  100.00%
                                       ====================     ====================         =====================


     The table entitled "Statistics Data Group 2 Loan Principal Balances" under the heading "The Mortgage Pools" on page 50 of the Prospectus is hereby deleted because there are no outstanding Goup 2 Loans.

     Additionally, the information contained in the table entitled "Group 1 Certificate Characteristics" under the heading "Description of the Pooled Certificates" on page 30 of the Prospectus is hereby updated to indicate, as of December 31, 2000, the Certificate Characteristics and the table entitled "Group 2 Certificate Characteristics" is hereby deleted because there are no outstanding Group 2 Certificates.

                                        Subordinate 1994A
                    Group 1 Certificate Characteristics as of December 31, 2000



                            Parties
                               to                                 Original                                Current
                            Pooling                                Senior       Original                   Senior        Current
            Month             and       Type of     Original      Mortgage       Pooled       Current     Mortgage        Pooled
            of             Servicing    Mortgage      Pool       Certificates  Certificates     Pool     Certificates  Certificates
  Series    Servicing      agreement      Loan      Balance        Balance       Balance      Balance(1)  Balance(1)    Balance(1)

   1991F     6/91             (3)          (4)   $275,922,834    $267,645,149   $8,277,685       (5)        (5)            (5)

   1992A     2/91             (3)          (4)   $254,696,872    $247,692,708   $7,004,164       (5)        (5)            (5)

   1992C     5/92             (3)          (4)   $192,556,636    $188,223,000   $4,333,636    $18,986,287  $4,062,651       -

   1992F     6/92             (3)          (4)   $307,013,073    $297,802,000   $9,211,073    $35,208,530 $25,997,457   $ 510,969

   1993B     2/93             (3)          (4)   $287,950,988    $278,600,000   $9,350,988        (5)        (5)           (5)

   1993C     3/93             (3)          (4)   $272,072,855    $264,585,000   $7,487,855    $30,069,211  $22,581,356  $7,487,855

   1993E     6/93             (3)          (4)   $226,724,904    $221,241,592   $5,483,312    $38,907,503  $33,423,187  $5,483,312
----------------------------------------------------------------------------------------------------------------------------------
  Totals                                       $1,816,938,162   $1,765,789,449  $51,148,713  $123,171,531  $86,064,651 $13,482,136
==================================================================================================================================



                                            Current
               Original        Current       Pooled
                Pooled          Pooled     Certificates
              Certificates   Certificates    Balance
                Balance        Balance       as a % of
               as a % of      as a % of        the                                      Mortgage       Principal       CPR for the
               Original        Current      Respective     30-59 Day      60+ Day       Loans in       Balance of        Mortgage
               Principal      Principal       Total      Deliquencies   Deliquencies   Foreclosure     Loans in        Loans in the
   Series       Balance        Balance         (1)            (1)           (1)            (1)        Foreclosure(1)      Series(2)

  1991F          3.00%           (5)           (5)            (5)           (5)            (5)             (5)                (5)

  1992A          2.75%           (5)           (5)            (5)           (5)            (5)             (5)                (5)

  1992C          2.25%           0.00%         0.00%         205,505     $   -              2           1,049,984           23.50%

  1992F          3.00%           1.45%         3.79%      $2,047,082     $   -              1             299,762           22.70%

  1993B          3.25%            (5)          (5)            (5)           (5)            (5)             (5)                (5)

  1993C          2.75%          24.90%        55.54%         497,519     $1,638,202         1             427,500           24.50%

  1993E          2.42%          14.09%        40.67%      $1,499,996     $   -           $  -          $    -               20.70%
              ---------------------------------------------------------------------------------------------------------------------
  Totals         2.82%          10.95%       100.00%      $4,250,102     $1,638,202         4           1,777,246             N/A
              =====================================================================================================================

    (1)     As of December 31, 2000 (after the January 16, 2001 distribution).

    (2)     The CPR is the constant rate of prepayment each month, expressed as per annum percentage of the schedule principal balance of the pool of mortgage loans for that month for the period from the creation of the Series to December 31,
            2000.

    (3)     Merrill Lynch Mortgage Investors, Inc., as depositor, MLCC, as Servicer, and Bankers Trust Company of California,
            N.A. (in the case of 1991F, Bank of America National Trust and Savings Association), as Underlying Trustee.

    (4)     The Mortgage Loans in all Series are adjustable rate PrimeFirst loans, except that series 1993E contains $4,627,081 principal amount of fixed rate Mortgage Loans as of December 31, 2000. See "The Mortgage Pools-Group 1 Loans."

    (5)     Series was terminated during 2000.

                               The date of this Prospectus Supplement is March 30, 2001.